Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              GULF RESOURCES, INC.

It is hereby certified that:

      1. The name of the corporation (hereinafter called the "Corporation") is Gulf Resources, Inc.

      2. The certificate of incorporation of the Corporation is hereby amended by striking out the first paragraph of Article 4 thereof and by substituting in lieu of said paragraph the following new paragraph:

      "The total number of shares of all classes of stock which the corporation shall have authority to issue is Four Hundred One Million (401,000,000) which are divided into Four Hundred Million (400,000,000) shares of Common Stock, par value $.001 per share and One Million (1,000,000) shares of Preferred Stock, par value $.001 per share."

      3. The certificate of incorporation of the Corporation is hereby amended by striking out the third paragraph of Article 4 thereof and by substituting in lieu of said paragraph the following new paragraph:

      "Shares of Preferred Stock may be issued from time to time in one or more classes or one or more series within any class thereof, in any manner permitted by law, as determined from time to time by the board of directors and state in the resolution or resolutions providing for the issuance of such shares adopted by the board of directors pursuant to authority hereby vested in it, each class or series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number, designation or title. All shares of stock in such classes or series may be issued for such consideration and have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, permitted by law, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such shares adopted by the board of directors pursuant to authority hereby vested in it. The number of shares of stock of any series, as set forth in such resolution or resolutions, may be increased (but not above the total number of authorized shares by resolutions adopted by the board of directors pursuant to authority hereby vested in it."

      4. The certificate of incorporation of the Corporation is hereby amended by adding the following paragraph at the end of Article 4:

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      "On the effective date (the "Effective Date") of this Certificate of
      Amendment, all outstanding shares of Common Stock of the corporation shall be automatically subdivided at the rate of two-for-one (2-for-1) (the "Forward Split") without the necessity of any further action on the part of the holders thereof or the corporation, provided, however, that the corporation shall, through its transfer agent, exchange certificates representing Common Stock outstanding immediately prior to the Forward Split (the "Existing Common") into new certificates representing the appropriate number of shares of Common Stock resulting from the subdivision ("New Common"). No fractional shares, but only whole shares of New Common, shall be issued to any holder of any number of shares which, when divided by two, does not result in a whole number. All fractional share amounts resulting from the Froward Split shall be rounded up to the nearest whole share in lieu of issuing any fractional share."

      5. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

      6. The effective date of the amendment of the Certificate of Incorporation herein certified shall be November 28, 2007.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation of the Corporation this 8th day of November 2007.


                                                  /s/ Ming Yang
                                                  ------------------------------
                                                  Name:  Ming Yang
                                                  Title: Chief Executive Officer